                               SERVICING AGREEMENT
                               -------------------


     SERVICING AGREEMENT executed as of June 30, 1999 between State Street Research Institutional Funds, a Massachusetts business trust (the "Trust"), on behalf of each of its Class I, Class II, Class III, and Class IV (each a "Class" and collectively the "Classes") shares (the "Shares") of each Fund listed on
Exhibit I hereto (collectively, the "Funds"), and State Street Research & Management Company, a Delaware corporation (the "Shareholder Servicer").


                              W I T N E S S E T H:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY SERVICING AGENT TO THE TRUST.


     (a) The Shareholder Servicer will, at its expense, provide shareholders' administrative services to shareholders of each Class of Shares of each Fund set forth on Exhibit 1 hereto, as distinguished from the transfer agent and dividend disbursing agent services otherwise provided by the Trust's transfer agent, currently State Street Bank and Trust Company ("Transfer Agent"). Shareholders' administrative services shall include, without limitation, professional and information reporting, client account information, personal and electronic access to Fund information, access to analysis and explanations of Fund reports, and assistance in the correction and maintenance of client-related information; responding to telephone, written or other inquiries or instructions from shareholders concerning account balances, available shareholder services, account statements, transaction confirmations, procedures for purchasing and redeeming shares and similar matters and services; accepting and monitoring receipts of wire order trades (including trades, if any, processed via the National Securities Clearing Corporation Fund/Serv system); receiving telephone transaction instructions and inputting such instructions into the Transfer Agent's computer system; and performing such other functions as the Trust and the Shareholder Servicer shall determine ("Shareholders' Administrative Services").


     (b) The Shareholder Servicer shall not be obligated under this Agreement to pay any expenses of or for the Trust or of or for any Fund not expressly assumed by the Shareholder Servicer pursuant to this Section 1.

2.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Shareholder Servicer, and in any person controlled by or under common control with the Shareholder Servicer, and that the Shareholder Servicer and any person controlled by or under common control with the Shareholder Servicer may have an interest in the Trust. It is also understood that the Shareholder Servicer and persons controlled by or under common control with the Shareholder Servicer may have advisory, servicing, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.   COMPENSATION TO BE PAID BY THE TRUST TO THE SERVICING AGENT.

     Each Class of Shares of each Fund will pay to the Shareholder Servicer as compensation for the Shareholder Servicer's services and for the expenses borne by the Shareholder Servicer with respect to such Class of Shares of such Fund pursuant to Section 1, a fee, computed and accrued daily, and paid monthly or at such other intervals as the Trustees shall determine, at the annual rate of such Class' average daily net asset value set forth on the Fee Rate Schedule attached as Exhibit II hereto. Such fee shall be payable for each month (or such other interval determined by the Trustees) as soon as practical after the last day of each month (or such other interval determined by the Trustees).

     If the Shareholder Servicer shall serve for less than the whole of a month (or other interval), the foregoing compensation shall be prorated.

4.   ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS CONTRACT.

     This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; provided, however, in the event of consolidation or merger in which the Shareholder Servicer is not the surviving corporation or which results in the acquisition of substantially all the Shareholder Servicer's outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Shareholder Servicer's assets, the Shareholder Servicer may assign any such agreement to such surviving entity, acquiring entity, assignee or purchaser, as the case may be. This Agreement shall not be amended except by written agreement between the two parties hereto.

5.   EFFECTIVE PERIOD.

     This Agreement shall become effective with respect to each Fund on the date on which the Fund commences operations (the "Effective Date"). The initial term of this Agreement with respect to each Fund shall be the period commencing on its Effective Date and ending on the first anniversary of the Effective Date. Thereafter, the Agreement shall be renewed automatically for successive one-year terms for each Fund unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term.

6.   TERMINATION OF THIS AGREEMENT.

     This Agreement may be terminated by either party at any time on not less than 60 days prior written notice to the other party.

7.   CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the terms "control", "interested person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

8.   NONLIABILITY OF SERVICING AGENT.

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Shareholder Servicer, or reckless disregard of its obligations and duties hereunder, the Shareholder Servicer shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

9.   LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

10.  SUB-ADMINISTRATION AGREEMENTS.

     The Shareholder Servicer may enter sub-administration agreements with other parties, including State Street Research Investment Services, Inc. and other affiliates, for the provision of sub-administration services for certain shareholder accounts, provided that the fee payable by the Trust for such sub-administration services shall not cause the total costs incurred by the Trust for such sub-administration servicers, the services provided under this Agreement and the services provided under the Transfer Agency and Service Agreement between the Trust and the Transfer Agent (the "Transfer Agency Agreement") to exceed the costs that would otherwise be incurred under this Agreement and the Transfer Agency Agreement if such services were provided directly by the Transfer Agent and the Shareholder Servicer for such accounts. The Shareholder Servicer may also enter into sub-administration agreements where the requisite sub-administration services are not otherwise available from the Shareholder Servicer or the Transfer Agent.

     IN WITNESS WHEREOF, STATE STREET RESEARCH INSTITUTIONAL FUNDS and STATE STREET RESEARCH & MANAGEMENT COMPANY have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.



                                           STATE STREET RESEARCH
                                           INSTITUTIONAL FUNDS


                                           By /s/ Ralph F. Verni
                                              Name: Ralph F. Verni
                                              Title: President

                                           STATE STREET RESEARCH &
                                           MANAGEMENT COMPANY


                                           By /s/ Gerard P. Maus
                                               Title: Executive Vice President

                                                                       EXHIBIT I
                                                                       ---------


                State Street Research Core Fixed Income Fund
                State Street Research Core Plus Fixed Income Fund State Street Research Core Large Cap Growth Fund State Street Research Large Cap Growth Fund

                                                                      EXHIBIT II
                                                                      ----------


                                Fee Rate Schedule

                           Fund                                        Service Fee
- -------------------------------------------------------------------------------------------------------------
                                                          Class I     Class II     Class III      Class IV
- -------------------------------------------------------------------------------------------------------------
State Street Research Core Fixed Income Fund               0.30%        0.20%        0.10%         0.05%
- -------------------------------------------------------------------------------------------------------------
State Street Research Core Plus Fixed Income Fund          0.30%        0.20%        0.10%         0.05%
- -------------------------------------------------------------------------------------------------------------
State Street Research Core Large Cap Growth Fund           0.30%        0.20%        0.10%         0.05%
- -------------------------------------------------------------------------------------------------------------
State Street Research Large Cap Growth Fund                0.30%        0.20%        0.10%         0.05%
- -------------------------------------------------------------------------------------------------------------